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                                                                        Ex 99.1



                          SUCCESS BANCSHARES, INC.
               ADOPTS SHAREHOLDER PROTECTION RIGHTS AGREEMENT


CHICAGO, IL, July 17, 1998 -- Success Bancshares, Inc. today announced that its Board of Directors approved implementation of a Shareholder Rights Plan on May 27, 1998. The Company has withheld announcement of the Plan pending the consideration of its investment banker. Specifically, the Board declared a dividend of one Preferred Stock Purchase Right for each outstanding share of Common Stock. Representatives of the Board stated that "the Rights are designed to enhance the ability of all shareholders to realize the long-term value of their investment in Success." The Rights can be redeemed by the Board of Directors at a redemption price of $.01 per right prior to the time any person or group becomes the beneficial owner of 15% or more of the shares of Success Common Stock. The dividend will be paid to stockholders of record on August 10, 1998.

Each Right will entitle holders of Common Stock to purchase one one-hundredth of a share of the new Series B Junior Participating Preferred Stock of Success, with each fractional share of such Preferred Stock equivalent in voting power to one share of Success Common Stock and would generally be paid dividends equal to the dividends paid on each share of Success Common Stock. The Rights will be exercisable only if a person or group becomes an "acquiring person" by becoming the owner of 15% or more of the Success Common Stock. The Rights are not triggered by present beneficial holders of 15% or more of Common Stock unless they subsequently increase their beneficial holdings.

Pursuant to the terms of the Rights Plan, until it is announced that a person or group has become an "acquiring person," the Rights will be evidenced by the Success Common Stock certificates, will automatically trade with the Common Stock and will not be exercisable. Upon announcement that any person or group has become an "acquiring person," each Right (other than Rights beneficially owned by any "acquiring person" or transferees thereof, which Rights become void) will entitle its holder to purchase, for the exercise price of $40, a number of shares of Success Common Stock having a market value of twice the exercise price.

Details of the Rights Plan are outlined in a letter which will be mailed to all shareholders of record at the close of business on August 10, 1998.

Success Bancshares, Inc. provides community banking services through ten locations to individuals and small-to-medium sized businesses primarily in the north and northwest suburbs of Chicago and the north side of Chicago. The Company is traded on the Nasdaq National Market System under the symbol "SXNB" and can be reached at its web page: http://www.successbank.com.